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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                              --------------------

                                   FORM 8-A/A
                                (Amendment No. 4)

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                               Jo-Ann Stores, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

                  Ohio                                   34-0720629
(State of Incorporation or Organization)    (I.R.S. Employer Identification No.)

     5555 Darrow Road, Hudson, Ohio                        44236
(Address of Principal Executive Offices)                 (Zip Code)

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [X]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [_]

Securities Act registration statement file number to which this form relates:
Not applicable

Securities to be registered pursuant to Section 12(b) of the Act:

        Title of Each Class                   Name of Each Exchange on Which
        to be so Registered                   Each Class is to be Registered
        -------------------                   ------------------------------

        Common Share Purchase Rights          New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:  None




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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         This Amendment No. 4 amends the Form 8-A Registration Statement filed by Jo-Ann Stores, Inc. (the "Company") on October 26, 1990, as amended by Amendment No. 1 to Form 8-A Registration Statement filed by the Company on March 23, 1992, Amendment No. 2 to Form 8-A Registration Statement filed by the Company on August 2, 1995, and Amendment No. 3 to Form 8-A Registration Statement filed by the Company on December 19, 2000.

         On November 4, 2003, the Company entered into a Second Amended and Restated Rights Agreement with National City Bank, as Rights Agent (the "Second Restated Rights Agreement"). The Second Restated Rights Agreement amends and restates the Amended and Restated Rights Agreement, dated as of October 31, 2000, by and between the Company and National City Bank, as Rights Agent (the "Restated Rights Agreement"). The Restated Rights Agreement was amended to reflect the change in the Company's capital structure as a result of the adoption on November 4, 2003 of an amendment to the Company's articles of incorporation, pursuant to which each of the Company's Class A Common Shares, without par value, which had one vote per share, was reclassified into 1.15 Class B Common Shares and each of the Company's Class B Common Shares, without par value, which had no voting rights other than as required by law, was amended to have one vote per share and was redesignated as one of the Company's "Common Shares."

         The Second Restated Rights Agreement effects the following changes to the Restated Rights Agreement:

         - Each right outstanding in respect of the Company's Class A Common Shares became 1.15 rights, and each right outstanding in respect of the Company's Class B Common Shares remains one right;

         - The definition of "Common Shares" has been amended to refer to the Company's newly designated Common Shares, without par value, so that the rights provide for the right to purchase Common Shares rather than Class A Common Shares;

         - Each right now initially entitles the holder to purchase one newly designated Common Share for $52.17;

         - Each right now entitles the holder, upon the occurrence of a triggering event, to purchase one newly designated Common Share for $0.43; and

         - A triggering event will be deemed to have occurred upon the acquisition by any person, under the circumstances set forth in the Second Restated Rights Agreement, of at least 15% of the outstanding Common Shares rather than the Class A Common Shares.

         All of the other terms, provisions, covenants and restrictions of the Restated Rights Agreement remain unchanged and in full force and effect. This summary describes the material changes effected by the Second Restated Rights Agreement, but does not purport to be complete and is qualified in its entirety by reference to the copy of the Second Restated Rights Agreement that is included as Exhibit 4.1 to this Amendment No. 4.

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         The Second Restated Rights Agreement also updates the "Summary of
Rights to Purchase Common Shares," which is attached as Exhibit B to the Second Restated Rights Agreement and is hereby incorporated herein by reference, to reflect the changes effected by the Second Restated Rights Agreement.


ITEM 2. EXHIBITS.

Exhibit No.       Description
-----------       -----------

3.1 Amended and Restated Articles of Incorporation of Jo-Ann Stores, Inc. (incorporated by reference to Exhibit 3.2 to the Form S-4 Registration Statement filed by Jo-Ann Stores, Inc. with the Securities and Exchange Commission on September 29,
                  2003).

3.2 Amended and Restated Code of Regulations of Jo-Ann Stores, Inc. (incorporated by reference to Exhibit 3.4 to the Form S-4 Registration Statement filed by Jo-Ann Stores, Inc. with the Securities and Exchange Commission on September 29, 2003).

4.1 Second Amended and Restated Rights Agreement, dated as of November 4, 2003, by and between Jo-Ann Stores, Inc. and National City Bank, as Rights Agent.




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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                 JO-ANN STORES, INC.


Date:  February 9, 2004          By:  /s/ Valerie Gentile Sachs
                                      -------------------------
                                      Valerie Gentile Sachs
                                      Executive Vice President, General Counsel
                                      and Secretary





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